CONSENT OF COUNSEL

AIM GROWTH SERIES (INVESCO GROWTH SERIES)

We hereby consent to the use of our name and to the reference to our firm under the caption “Investment Advisory and Other Services – Other Service Providers – Counsel to the Trust” in the Statements of Additional Information for the portfolio of AIM Growth Series (Invesco Growth Series) (the “Trust”) included in Post-Effective Amendment No. 107 to the Registration Statement under the Securities Act of 1933, as amended (No. 002-57526), and Amendment No. 103 to the Registration Statement under the Investment Company Act of 1940, as amended (No. 811-02699), on Form N-1A of the Trust.

/s/ Stradley Ronon Stevens & Young, LLP

Stradley Ronon Stevens & Young, LLP

Philadelphia, Pennsylvania

January 29, 2014